Exhibit 5.B

NAMES AND ADDRESSES OF

THE UNDERWRITERS OF THE BONDS

Merrill Lynch International

Merrill Lynch Financial Centre

2 King Edward Street

London EC1A 1HQ

Attn: Syndicate Desk

Citigroup Global Markets Limited

Citigroup Centre

Canada Square

Canary Wharf

London E14 5LB

Attn: Ebba Samuelson

Daiwa Securities SMBC Europe Limited

5 King William Street

London EC4N 7AX

Attn: Debt Syndication

UBS Limited

1 Finsbury Avenue

London EC2M 2PP

Attn: Mark Wheatcroft/Lisa Scholefield

Mitsubishi UFJ Securities International plc

6 Broadgate

London EC2M 2AA

Attn: Debt Syndication Department

Nomura International plc

1 St. Martin’s-le-Grand

London EC1A 4NP

Attn: Syndicate, Fixed Income Division